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Exhibit 23.6

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Ventas Inc.:

We consent to the use of our report dated April 28, 2004, with respect to the consolidated balance sheet of ElderTrust Operating Limited Partnership as of December 31, 2003, and the related consolidated statements of operations, partners' capital and cash flows for each of the years in the two-year period ended December 31, 2003, incorporated herein by reference and to the reference to our firm under the heading "Experts" in Amendment No. 2 to the registration statement on Form S-4 and the related prospectus.

/s/ KPMG LLP

McLean, Virginia
September 16, 2005

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Consent of Independent Registered Public Accounting Firm